CONSULTING AGREEMENT

This Agreement (“Agreement”) is made and entered into this 16 day of November, 2016 and effective as of November 16, 2016 (“Effective Date”), by and between EverythingAmped, Inc. (“Company”), having its principal place of business at 75 Broadway – Suite 202, San Francisco, CA 94111and Mark Corrao (“Consultant”) having his principal address at 156 Marisa Circle, Staten Island, NY 10309 (collectively the “Parties”).

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Consultant covenant and agree as follows:

1.	Services & Payment. Consultant agrees to provide consulting services for the Company as follows: Acting as the Company’s Chief Financial Officer (“Services”). Consultant shall report to the Company’s CEO. Company shall pay Consultant at the rate of $500 per month until the Company raises $1,000,000 through a public or private capital raise and thereafter $3,500 per month for Services (payable on the first of each month). Consultant shall be paid a gross amount, and shall be responsible for reporting all of his income as a contractor. The Company shall report all gross proceeds paid to him to the Internal Revenue Service on Form 1099, and Consultant shall not be subject to withholding etc. All reasonable travel expenses approved in advance by the Company’s CEO shall be reimbursed within 30 days of expenditure.

2.	Term and Termination. This Agreement shall commence on November 16, 2016, and shall terminate on November 15, 2017, unless renewed by the parties in writing prior to the termination date. No later than January 1, 2017, this Agreement shall be replaced with an executive employment agreement for Consultant making him an employee of the Company.

3.	Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venture, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, workers’ compensation insurance. Consultant understands that he shall not be eligible to participate in the Company’s health benefit plans nor shall he be entitled to any vacation or compensation in lieu thereof.

4.	Performance of Services. The Consultant shall supervise the performance of the Services and shall be entitled to control the manner and means by which the Services are performed, subject to the terms of this Agreement and any specifications, schedules or plans approved by Company.

5.	Materials. Consultant shall provide any materials, including but not limited to personal computers, telecommunications equipment, etc. as shall be required to perform the Services, except that Consultant may retain use of the personal computer previously provided to him by the Company. Any equipment or materials furnished by Company shall remain the sole property of Company.

6.	Confidential Information. Consultant agrees that all inventions and all other business, technical and financial information Consultant develops, learns or obtains during the period over which he is or is supposed to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company in connection with the Services or that are received by or for Company in confidence, constitute “Confidential Information.” Consultant will hold in confidence and not disclose without prior written consent or, except in performing the Services, use any Confidential Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or become readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Confidential Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant agrees not to disclose or disseminate the Confidential Information for a period of three (3) years from the date of disclosure of the Confidential Information.

7.	Warranties and Acknowledgement. Consultant will not engage in any conduct which will infringe on any copyright, trademark, service mark, trade name, patent, trade secret or other intellectual property or proprietary right or right of publicity or privacy, or libel, slander, defame or disparage, any third party (“Third Party Claims”), or create risk of liability for Company with respect to any Third Party Claims.

8.	Survival. Because any breach of Section 6 will cause irreparable harm to Company for which damages would not be an adequate remedy, Company reserves the right to seek injunctive relief with respect thereto in addition to any and all other remedies available in equity or at law. In any action or proceeding to enforce any rights under this Agreement, the prevailing Party shall be entitled to recover costs and reasonable attorney’s fees. The obligations set forth in Section 6 of this Agreement shall survive termination or expiration of this Agreement. Company may communicate Consultant’s obligations under this Agreement to any other (or potential) Company or employer of Consultant.

9.	Miscellaneous. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law’s provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorney’s fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

AGREED AND ACCEPTED:

Company:

EVERYTHINGAMPED, INC.

/s/ David Boulette

Consultant:

/s/ Mark Corrao

Mark Corrao